ARC Document Solutions, Inc. and Members of Company Management Announce Definitive Merger Agreement

SAN RAMON, CA / ACCESSWIRE / August 28, 2024 / ARC Document Solutions, Inc. (the “Company”) (NYSE: ARC) announced today it has signed a definitive agreement with TechPrint Holdings, LLC, an affiliate of Kumarakulasingam Suriyakumar, the Company’s Chairman and Chief Executive Officer, Dilantha Wijesuriya, the Company’s President and Chief Operating Officer, Jorge Avalos, the Company’s Chief Financial Officer, Rahul Roy, the Company’s Chief Technology Officer, Sujeewa Sean Pathiratne, a private investor, and certain entities affiliated with such persons (collectively, the “Acquisition Group”), pursuant to which the Company will merge with and into TechPrint Merger Sub, Inc., a wholly-owned subsidiary of TechPrint Holdings, LLC, and each outstanding share of common stock of the Company will be converted into the right to receive cash consideration of $3.40 per share (the “Transaction”). The Acquisition Group currently collectively owns approximately 15.8% of the voting power of the Company’s outstanding capital stock, and currently collectively beneficially owns approximately 19.6% of the shares of the Company’s stock. The merger consideration represents an approximately 28.8% premium to the Company’s closing stock price on the last trading day prior to the public announcement of Mr. Suriyakumar’s proposal to acquire the Company.
The Merger Agreement and the Transaction have been approved by the Company’s Board of Directors (other than Mr. Suriyakumar, who abstained from the vote), based on the recommendation of a Special Committee of the Board consisting solely of independent directors. The Special Committee was established to, among other things, evaluate the advisability and fairness of strategic alternatives to the Company and its stockholders (including unaffiliated stockholders of the Company) in light of Mr. Suriyakumar’s preliminary non-binding proposal, dated April 8, 2024, to acquire all of the outstanding shares of common stock of the Company not already beneficially owned by Mr. Suriyakumar. The Company’s stockholders will be asked to vote upon the adoption of the Merger Agreement and approval of the Transaction at a stockholders meeting called for such purpose on a date to be announced.
“Following Mr. Suriyakumar’s indication of interest to buy the Company in April of this year, the Special Committee, with the assistance of external financial and legal advisors it retained, undertook a thorough review of the Company’s financial and strategic alternatives, including soliciting other potential acquirors and remaining a publicly held company,” said Bradford Brooks, Lead Independent Director and a member of the Special Committee. “Informed by its review and process, the Special Committee firmly believes this transaction to be in the best interest of all stockholders not affiliated with Mr. Suriyakumar, providing them with a compelling outcome in terms of maximizing value while offering immediate liquidity at a strong premium.”

Transaction Details

The Transaction is expected to close before the end of 2024. Consummation of the Transaction is conditioned on, among other things, the approval at a special meeting of the Company’s stockholders by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon, and is subject to other customary closing conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

As previously announced, the Company declared a quarterly cash dividend of $0.05 per share (the “July Dividend”) payable on November 29, 2024 to the holders of record of issued and outstanding shares of the Company’s common stock as of the close of business on October 31, 2024 (the “Record Date”). If the Transaction closes before the Record Date, the July Dividend will be paid to the holders of the Company’s common stock as of the closing date. If the Transaction closes after the Record Date and before November 29, 2024, the Company will pay the July Dividend promptly after the Closing Date to holders of common stock on the Record Date. The Company is subject to restrictions under the Merger Agreement from making additional dividends.

Upon completion of the Transaction, the Company’s common stock will no longer be listed on the New York Stock Exchange.

U.S. Bank, National Association, BMO Bank N.A., Zions Bancorporation N.A. dba California Bank & Trust and City National Bank (the “Lenders”) are providing debt financing in connection with the Transaction. Affiliates of the Acquisition Group have entered into a commitment letter with the Lenders, pursuant to which the Lenders have committed to provide a facility of $185.0 million to assist with funding of a portion of the Transaction. Additionally, Mr. Suriyakumar and Mr. Pathiratne are providing $11 million of equity financing pursuant to a commitment letter in connection with the Transaction. The Transaction is not subject to any financing conditions.
William Blair & Company, L.L.C. is acting as independent financial advisor, and K&L Gates LLP is acting as legal counsel to the Special Committee in connection with the transaction. Wilmer Cutler Pickering Hale and Dorr LLP is acting as external legal counsel to the Company.
Houlihan Lokey, Inc. is acting as financial advisor and Loeb & Loeb LLP is acting as legal counsel to the Acquisition Group.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the ability of the parties to satisfy the conditions precedent and consummate the proposed Transaction, the timing of consummation of the proposed Transaction, the ability of the parties to secure any required stockholder approval in a timely manner or on the terms desired or anticipated, and any failure of the Acquisition Group to obtain the financing required to consummate the Transaction. These statements are based upon current expectations, beliefs and assumptions, and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, actual events could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required stockholder approval for the Transaction is not obtained, potential litigation relating to the Transaction, uncertainties as to the timing of the consummation of the Transaction, the ability of each party to consummate the Transaction, risks relating to the substantial costs and diversion of personnel’s attention and resources due to these matters and other factors discussed in greater detail in the Company’s filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, the Company’s subsequent Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 and the Company’s other filings with the SEC for additional risks and uncertainties that may apply to the Company’s business and the ownership of the Company’s securities, including key factors such as a significant portion of the Company’s revenue across all of its products and services is generated from customers in the architectural, engineering, construction and building owner/operator industry, a significant portion of the Company’s overall costs are fixed, our earnings are highly sensitive to changes in revenue and the Company derives a significant percentage of net sales from within the State of California and its business could be disproportionately harmed by an economic downturn or natural disaster affecting California. The forward-looking statements are presented as of the date made, and the Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Additional Information and Where to Find It
This communication is being made in respect of the Transaction involving the Company and the Acquisition Group. In connection with the Transaction, (i) the Company intends to file the relevant materials with the SEC, including a proxy statement on Schedule 14A and (ii) certain participants in the transaction intend to jointly file with the SEC a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”), which will contain important information on the Company, the Acquisition Group and the Transaction, including the terms and conditions of the Transaction. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement, the Schedule 13E-3 and a proxy card to each stockholder of the Company entitled to vote at the Company Stockholders Meeting. This communication is not a substitute for the proxy statement, the Schedule 13E-3 or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. The materials to be filed by the Company will be made available to the Company’s investors and stockholders at no expense to them and copies may be obtained free of charge on the Company’s website at https://

ir.e-arc.com/overview/default.aspx. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of the Company are urged to read the proxy statement, the Schedule 13E-3 and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they contain important information about the Company and the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval.
Stockholders of the Company are urged to read all relevant documents filed with the SEC, including the proxy statement and the Schedule 13E-3, as well as any amendments or supplements to these documents, carefully when they become available because they will contain important information about the Transaction.
Participants in the Proxy Solicitation
The Company and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the Transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors participating in the solicitation by reading the Company’s definitive proxy statement for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on March 28, 2024, and the proxy statement, the Schedule 13E-3 Transaction Statement and other relevant materials that will be filed with the SEC in connection with the Transaction when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the Transaction and the Schedule 13E-3 Transaction Statement when they become available.
About ARC Document Solutions (NYSE: ARC)
ARC partners with top brands around the world to tell their stories through visually compelling graphics. We use advanced digital printing technology, sustainable materials, and innovative techniques to bring their vision to life. ARC also provides other digital printing and scanning services to a wide variety of industries all over North America and in select markets around the world. Follow ARC at www.e-arc.com.

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Contact:

David Stickney
VP Corporate Communications & Investor Relations
925-949-5114